Exhibit 99.1

Milestone Pharmaceuticals Appoints Industry Veteran Joseph Papa to its Board of Directors

MONTREAL and CHARLOTTE, N.C., September 4, 2024 (GLOBE NEWSWIRE) -- Milestone® Pharmaceuticals Inc. (Nasdaq: MIST), a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines, today announced the appointment of Joseph Papa to its Board of Directors (“Board”), effective September 3, 2024.

Mr. Papa is a renowned pharmaceutical and healthcare leader, with more than 35 years of experience navigating companies through periods of rapid growth, transformation, and strategic M&A transactions, including as former Chairman and CEO of Bausch + Lomb, Bausch Health and Perrigo and as a director of SparingVision and Candel Therapeutics. He brings broad commercial experience and proven capabilities of advancing innovative products aimed at significantly enhancing patients’ lives.

“Joe is an accomplished leader with a track record of driving growth, and we are thrilled to welcome him to our Board,” said Robert J. Wills, PhD, Chairman of the Board of Milestone, “His tremendous experience across an extensive range of biopharmaceutical companies and products provides a skillset that is an excellent complement to the existing board. We look forward to his strategic guidance as we prepare for potential approval of our investigational drug CARDAMYST™ (etripamil nasal spray) for paroxysmal supraventricular tachycardia.”

Mr. Papa commented, “I am very impressed by Milestone’s leadership team, culture of innovation, and commitment to improving the lives of people with life-altering heart conditions. I see a great opportunity for value creation and look forward to collaborating with the Board and the team to advance CARDAMYST and, if approved, to help bring this much needed treatment to patients.”

About Joseph Papa

Joseph Papa has over 35 years of experience in the pharmaceutical, healthcare and specialty pharmaceutical industries. Since February 2024, he has served as Chief Executive Officer of Emergent BioSolutions (NYSE: EBS). He served as Chief Executive Officer of Bausch + Lomb Corporation from May 2022 to March 2023 to facilitate a smooth leadership transition. Previously, Mr. Papa served as Chairman and CEO of Bausch Health (NYSE: BHC) from 2016 to 2022, where he oversaw the company’s rapid growth and spin-off of Bausch + Lomb (NYSE: BLCO). From 2006 to 2016, Mr. Papa served as Chairman and CEO of Perrigo (NYSE: PRGO). Prior to Perrigo, Mr. Papa served as President of PTS for Cardinal Health (NYSE: CAH), President of Watson Pharmaceuticals, President of U.S. operations for Searle/Pharmacia, Chief Operating Officer of DuPont Pharmaceuticals (NYSE: DD) and Vice President of Marketing for Novartis (NYSE: NVS). He currently serves as Chair of the board of directors of SparingVision, a privately held genomic medicines company, and as a member of the board of directors of Candel Therapeutics (Nasdaq: CADL), a clinical stage biopharmaceutical company developing immunotherapies for cancer patients, where he chairs the compensation committee. He previously served on the boards of directors of Prometheus Biosciences, as lead independent director and chair of the compensation committee until the company’s sale to Merck (NYSE: MRK) in 2023, and Smith & Nephew plc (NYSE: SNN) as chair of the remuneration committee. Mr. Papa holds a B.S. in pharmacy from the University of Connecticut and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management.

About Milestone Pharmaceuticals

Milestone Pharmaceuticals Inc. (Nasdaq: MIST) is a biopharmaceutical company developing and commercializing innovative cardiovascular solutions to improve the lives of people living with complex and life-altering heart conditions. The Company’s focus on understanding unmet patient needs and improving the patient experience has led us to develop new treatment approaches that provide patients with an active role in self-managing their care. Milestone’s lead investigational product is etripamil, a novel calcium channel blocker nasal spray that is being studied for patients to self-administer without medical supervision to treat symptomatic episodic attacks associated with PSVT and AFib-RVR.

Forward-Looking Statements

This press release contains forward-looking statements and forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws (“forward looking statements”). Words such as “believe,” “continue,” “could,” “demonstrate,” “designed,” “develop,” “estimate,” “expect,” “may,” “pending,” “plan,” “potential,” “progress,” “will”, “intend” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Milestone’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding the timing of upcoming clinical trial milestones and related data; the timing of the FDA’s review of the NDA and the FDA’s potential approval of CARDAMYST; the potential of etripamil to help patients living with these serious heart arrythmias; and the timing of the launch of etripamil. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, whether our future interactions with the FDA will have satisfactory outcomes; whether and when, if at all, our NDA for etripamil will be approved by the FDA; whether the FDA will require additional trials or data which may significantly delay and put at risk our efforts to obtain approval and may not be successful, the risks inherent in biopharmaceutical product development and clinical trials, including the lengthy and uncertain regulatory approval process; uncertainties related to the timing of initiation, enrollment, completion, evaluation and results of our clinical trials; risks and uncertainty related to the complexity inherent in cleaning, verifying and analyzing trial data; and whether the clinical trials will validate the safety and efficacy of etripamil for PSVT or other indications, among others, general economic, political, and market conditions, including deteriorating market conditions due to investor concerns regarding inflation, Russian hostilities in Ukraine and ongoing disputes in Israel and Gaza and overall fluctuations in the financial markets in the United States and abroad, risks related to pandemics and public health emergencies, and risks related the sufficiency of Milestone’s capital resources and its ability to raise additional capital in the current economic climate. These and other risks are set forth in Milestone’s filings with the U.S. Securities and Exchange Commission (SEC) and the Canadian securities regulatory authorities, including in its annual report on Form 10-K for the year ended December 31, 2024, under the caption “Risk Factors,” as such discussion may be updated from time to time by subsequent filings Milestone may make with the SEC and the Canadian securities regulatory authorities, which is available under Milestone’s profile on EDGAR at www.sec.gov and on SEDAR at www.sedarplus.ca. Except as required by applicable law, Milestone assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available or based on future events or otherwise.

Contact:

Kim Fox, Vice President, Communications,

kfox@milestonepharma.com

Investor Relations

Chris Calabrese,

ccalabrese@lifesciadvisors.com

Kevin Gardner,

kgardner@lifesciadvisors.com